CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                        CADUS PHARMACEUTICAL CORPORATION

                         (PURSUANT TO SECTION 242 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)


     Cadus Pharmaceutical Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: That the Certificate of Incorporation of the Corporation is hereby amended by adding immediately after the first paragraph of the existing Article FOURTH thereof the following:

     "On __________, 1996, the following shall occur:

      Each three shares of Common Stock, $.001 par value per share theretofore outstanding shall, without any action on the part of the holder thereof, automatically be reclassified as and changed and converted into one (1) share of Common Stock, $.01 par value per share, subject to adjustment as provided in the following sentence. Each holder of shares of Common Stock, $.001 par value per share reclassified, changed and converted pursuant to the preceding sentence shall be entitled to receive, in exchange for all certificates of such holder representing the stock so reclassified, changed and converted, a certificate or certificates representing such number of shares of Common Stock, $.01 par value per share, as shall be determined pursuant to the preceding sentence, rounded to the next higher whole number (determined by reclassifying all of such shares of such holder simultaneously); provided, however, that the failure of any such holder to so exchange such holder's certificates shall in no way affect the occurrence of the reclassification pursuant to this Article FOURTH."

     SECOND: That the Certificate of Incorporation of the Corporation is hereby amended by adding the following to the end of Section 5(e)(i) of Article FOURTH thereof:

     "No fractional shares of Common Stock shall be issued upon the conversion of shares of Preferred Stock pursuant to this Section 5(e)(i). In lieu of any fractional share of Common Stock to which a holder of Preferred Stock would otherwise be entitled upon conversion of all his Preferred Stock pursuant to this Section 5(e)(i), such holder shall be entitled to receive one whole share of Common Stock. The determination as to whether or not a fractional share is issuable to a holder shall be based upon the total number of shares of his Preferred Stock being converted pursuant to this Section 5(e)(i), not upon each share of his Preferred Stock being converted."

     THIRD: That the Certificate of Incorporation of the Corporation is hereby amended by amending Section 5(k) of Article FOURTH thereof to read in its entirety as follows:

     "(k) Cash in Lieu of Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of shares of Preferred Stock pursuant to Section 5(j). In lieu of any fractional share of Common Stock to which a holder of Preferred Stock would otherwise be entitled upon conversion of shares of his Preferred Stock pursuant to Section 5(j), the Corporation shall pay to such holder a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the fair market value per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not a fractional share is issuable to a holder shall be based upon the total number of shares of Preferred Stock being converted at any one time by such holder, not upon each share of his Preferred Stock being converted."

     FOURTH: That the Certificate of Incorporation of the Corporation is hereby amended by adding the following as Article TWELFTH thereto:

     "TWELFTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. The Corporation shall advance expenses for the defense of any director, officer, employee or agent prior to a final disposition of a claim provided such party executes an undertaking to repay advances from the Corporation if it is ultimately determined that such party is not entitled to indemnification. Any repeal or modification of this Article shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification."

     FIFTH: That this amendment has been duly adopted by written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware. Prompt written notice of the adoption of this amendment has been given to those stockholders who have not consented in writing thereto, as provided in
Section 228 of the General Corporation Law of the State of Delaware.

     SIXTH: That this amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Jeremy M. Levin, its President, and attested by James Rielly, its Secretary, on ______, 1996.


                                   CADUS PHARMACEUTICAL CORPORATION


                                   By:_____________________________
                                      Jeremy M. Levin, President


Attest:

_______________________
James Rielly, Secretary

                                        3